Exhibit 99.1

TRANSACT TECHNOLOGIES DECLARES QUARTERLY CASH DIVIDEND OF $0.07 PER SHARE

Hamden, CT – February 5, 2014 – TransAct Technologies Incorporated (Nasdaq: TACT), a global leader in market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries, announced today that its Board of Directors declared a quarterly cash dividend of $0.07 per share, payable March 14, 2014, to shareholders of record at the close of business on February 20, 2014.  On an annualized basis, the quarterly dividend represents an annual yield of 2.4% based on the $11.75 per share closing price of the Company's stock on February 4, 2014.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a leader in developing and manufacturing market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries.  These industries include casino and gaming, lottery, food safety, banking, point-of-sale, hospitality, oil and gas, and medical and mobile.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers and products are designed from the ground up based on market-specific requirements and are sold under the Ithaca®, Epic, EPICENTRAL® and Printrex® product brands.  TransAct distributes its printers through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over 2.4 million printers installed around the world.  TransAct is also committed to providing world-class printer service, spare parts, accessories and printing supplies to its growing worldwide installed base of printers.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumable items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming, government and oil and gas exploration markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call 203.859.6800.
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Investor Contact:
Steve DeMartino                                                                                     Richard Land, Joseph Jaffoni, Jim Leahy
President and Chief Financial Officer                                                JCIR
TransAct Technologies Incorporated                                                 212-835-8500 or tact@jcir.com
203-859-6810